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                                                                   EXHIBIT 10.11








                               FIRSTAR CORPORATION

                           DEFERRED COMPENSATION PLAN

               (AS AMENDED AND RESTATED THROUGH DECEMBER 1, 1999)


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                              FIRSTAR CORPORATION

                           DEFERRED COMPENSATION PLAN

               (as amended and restated through December 1, 1999)


         Effective as of December 1, 1999, FIRSTAR CORPORATION (the "Corporation") amends and completely restates the Firstar Corporation Deferred Compensation Plan (formerly the Star Banc Corporation Deferred Compensation Plan which was originally established in 1987). This Plan is maintained for the benefit of the eligible officers, employees and Directors of the Corporation and its affiliates.

         Section 1. Administration. The Administrator of the Plan shall be the Compensation Committee of the Board of Directors of the Corporation, or such officer(s), Director(s), or other Committee of the Corporation as may be designated from time to time by the Compensation Committee. The Plan Administrator shall have full power to administer the Plan; and all determinations and actions of the Plan Administrator shall be binding and conclusive on all parties unless arbitrary or capricious.

         Section 2. Participation. Any Director of the Corporation, any Director (to include Advisory Board Member) of an affiliate who is designated by the Plan Administrator, and any officer or employee of the Corporation or an affiliate



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who is designated by the Plan Administrator, shall be eligible to elect to become a Participant in the Plan; except that at any time and for any period the Plan Administrator may exclude any such individual from participating in this Plan (other than with respect to amounts already credited or elected to be credited to his Deferred Compensation Account). A participant shall become a former Participant upon separation from service (or termination as a Director) with the Corporation or the affiliate and receipt of the benefits to which he is entitled under the terms of this Plan.

         Section 3. Shares Subject to Plan. The shares which may be distributed in accordance with this Plan are shares of the Corporation's authorized and issued common stock, $0.01 par value. The aggregate number of such shares which may be so distributed shall not exceed Nine Million (9,000,000) shares; provided, however, that in the event of any changes in the Corporation's common shares resulting from stock splits, stock dividends, combinations or exchanges of shares or other similar capital adjustments, proportionate adjustments shall automatically be deemed to have been made in the number of common shares available for distribution under this Plan.

         Section 4. Annual Election. On or before December 31 preceding each calendar year for which this Plan is in effect, each eligible officer, employee and Director may elect, in writing, to become a Participant and defer payment to him


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of any percentage of annual salary, Director's fees or incentive compensation payments from the Corporation or the affiliate that will be earned by him the in the following calendar year (the "Service Year") (with respect to any Service Year, the subsequent year is a "Accumulation Year"); provided, however, that the minimum allowable deferral amount for any Participant for any year shall be $1,000.00. Such election shall be irrevocable; and the deferred portion of the salary, fees or incentive compensation payments will not be paid to the Participant until the time or times prescribed in Section 11 below. At the time of making any such election, the Participant may further elect, in accordance with procedures adopted by the Plan Administrator, to have the amount of such deferral used to purchase common shares of the Corporation (a "Share Election"), to be deemed invested in selected mutual funds (a "Mutual Funds Election") or to be deemed invested with interest ("Cash Portion"). The Corporation or the affiliate shall give notice of any Share Election made by each Participant annually to Firstar Bank, N.A. (hereafter the "Trustee") as Trustee under a Grantor Trust with the Corporation (hereafter the "Grantor Trust") used to facilitate tracking investments under this Plan.

         Section 5. Remission of Funds to the Trustee for Share Elections. At such time and from time to time as a Participant who has made a Share Election is paid compensation by the Corporation or the affiliate, it shall remit the Share Election deferral amount in cash to the Trustee who shall hold such funds and


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invest them in common shares of the Corporation in accordance with the Grantor
Trust. All such common shares acquired by the Trustee shall be so acquired at a price equal to 100% of the fair market value of the Corporation's shares on the date of acquisition as determined by the Trustee consistent with its fiduciary duties.

         Section 6. Cash Portion Accounts. The amount deferred for a Service Year which is to be credited to the "Cash Portion" of an individual Deferred Compensation Account shall be established within the books and records of the Corporation or the affiliate and reflect such amounts deferred by the Participant under the Plan. "Interest" shall be credited thereto for the period of the Service Year on and after the "Date of Deferral" (i.e., the date such amounts would have been paid out for the deferral). "Interest" shall also be credited to the Cash Portion of a Participant's Deferred Compensation Account for each Accumulation Year on the Cash Portion amount in the account at the beginning of such year. No transfers of funds to the Trustee shall be made with respect to such Cash Portion. The Plan Administrator may cause such "interest" additions to be made on a proportionate basis during the Year with respect to the account of a Participant whose participation in the Plan is then terminating. The annual rate of "interest" for Service Years and Accumulation Years shall be the rate equal to one-quarter of one percent (1/4%) over the average bond equivalent yield to maturity on one-year United States Treasury Bills in effect for the first


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five business days in the November immediately preceding such Years (as published in the Wall Street Journal), unless an alternate rate is set by the Plan Administrator for such "interest" for that Year at least thirty days before the beginning of the Year.

         Section 7. Mutual Funds Accounts. The amount deferred for a Service Year which is to be credited to the "Mutual Funds" Portion of an individual Deferred Compensation Account shall be established within the books and records of the Corporation or the affiliate and reflect such amounts deferred by the Participant under the Plan. The Plan Administrator shall designate one or more mutual funds from the mutual fund families known as Firstar Stellar Funds, Firstar Funds and/or Mercantile Funds (or their successors) as the investment vehicle(s) that may be used to determine the growth or loss to be credited to the Mutual Funds Portion of an individual's Deferred Compensation Account and may change such designations from time to time. "Growth/Loss" shall be credited thereto for the period of the Service Year on and after the "Date of Deferral" (i.e., the date such amounts would have been paid out for the deferral), and for subsequent Accumulation Years. No transfers for funds to the Trustee shall be made with respect to such Mutual Funds Portion.

         Section 8. Dividends and Capital Changes on Share Election Accounts.
(a) Amounts equal to dividends which would be paid by the Corporation with


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respect to its shares held in a Share Election Account (but which are not paid because such shares are treated as Treasury shares) shall, unless the Participant directs otherwise as provided in (b) below, be paid over to the Trustee which shall use such "dividends" to purchase additional shares of the Corporation's common stock in accordance with the Grantor Trust. Shares held in a Share Election Account shall be appropriately adjusted for all stock dividends, stock splits or other capital changes.

         (b) A Participant may direct that cash dividends on common shares of the Corporation allocated to his Share Election Account should be credited to the Mutual Funds Portion or the Cash Portion of his Deferred Compensation Account, and may change such election from time to time. The Plan Administrator shall establish appropriate procedures relating to the timing of elections, and changes or revocations thereof under this subsection.

         Section 9. Election to Convert to or from Common Shares. The Plan Administrator may establish procedures under the Plan permitting a Participant (upon satisfying such age and other requirements set by the Plan Administrator) to elect to convert the Cash and/or Mutual Funds Portions (or parts thereof) of his Deferred Compensation Account to common shares of the Corporation, and/or to convert shares held in a Share Election Account to the Mutual Funds Portion or the Cash Portion. In the case of a transfer into a Share Election


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Account, the Corporation or the affiliate shall transfer to the Trustee the appropriate amount of funds to purchase shares of the Corporation's common stock in accordance with the Grantor Trust. In the case of a transfer out of a Share Election Account, the Trustee may be directed to remit the proceeds of the sale of such shares to the Corporation or the affiliate.

         Section 10. Election to Transfer Funds. The Plan Administrator shall establish procedures under the Plan permitting a Participant (upon satisfying such age and other requirements set by the Plan Administrator) to elect to transfer deferrals within the Mutual Funds Portion and between the Mutual Funds Portion and the Cash Portion of his Deferred Compensation Account.

         Section 11. Distributions. (a) A Participant shall receive payment of the amounts (cash and/or shares) credited to his Deferred Compensation Account following his termination of service with the Corporation or the affiliate (or its Board of Directors) and his attainment of at least age 55 (early retirement age); except that if the service of a Participant with the Corporation or the affiliate (or its Board of Directors) terminates before his 55th birthday, and if either the Participant elects (with or without the consent of the Plan Administrator) to receive the lump sum payment described in this sentence or the Plan Administrator, in its sole discretion, determines that such lump-sum payment shall be made to the Participant with or without his consent, then within thirty



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(30) days after such election or determination there shall be paid in a lump sum to the Participant, in full satisfaction of his rights under the Plan, the amount (combined Cash Portion, Mutual Funds Portion and Share Portion) credited to his Deferred Compensation Account, minus all "interest," "growth/loss" and "dividend" additions thereto for the one-year period immediately preceding the date of such lump sum payment, provided, however, that the Plan Administrator in its sole discretion may waive all or part of such penalty in such cases as it deems appropriate.

         (b) Other than for the lump sum payment with penalty as described in
(a) above, or the hardship distribution permitted in (e) below, all payments under this Plan shall be on account of the Participant's retirement, and the form of payment shall be in lump sum (if consented to by the Participant), or annual installments over five-year, ten-year, fifteen-year or twenty-year periods, as determined by the Plan Administrator in its sole and absolute discretion. If an installment method is selected, "interest," "growth/loss" and/or "dividend" additions shall continue to be made to the unpaid portion of the Participant's Deferred Compensation Account until such payment is completed.

         (c) Payments under this Plan shall be made in kind, consisting of the shares of the Corporation's common stock to be distributed by the Trustee (except that cash shall be distributed in lieu of fractional shares based upon the



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fair market value of the Corporation's common stock on the date of distribution), cash held by the Trustee pending investment and cash for the Cash and/or Mutual Funds Portions in a Participant's Deferred Compensation Account.

         (d) In the event a Participant dies before his Deferred Compensation Account has been fully distributed, any undistributed portion of his Deferred Compensation Account shall be paid to the beneficiary and in the manner he has designated under this Plan on a form provided by, and delivered to, the Plan Administrator, or if such beneficiary has not been properly designated or for any reason payment cannot be made to such beneficiary, then payment shall be made to the person or persons entitled to remaining benefits or other death benefits which are or would have been payable with respect to him under the Firstar Employee's Pension Plan. The determination of the Plan Administrator as to who is a proper payee of benefits hereunder shall be conclusive on all persons claiming under or through any Participant.

         (e) In the event a Participant, a former Participant, or a beneficiary of a deceased Participant demonstrates to the satisfaction of the Plan Administrator the existence of a serious financial hardship, the Plan Administrator, in its sole and absolute discretion, may direct an immediate payment of deferred amounts to such individual, with appropriate adjustment (without penalty) being made to



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the Participant's or former or deceased Participant's Deferred Compensation
Account.

         (f) The corporation or the affiliate shall withhold from any payments under this Plan the amount of any taxes required to be withheld under federal, state or local law, and shall withhold from the Participant's non-deferred compensation such payroll taxes as may be due at the time the deferred compensation was earned.

         Section 12. No Assignment. To the extent permitted by law, none of the benefits payable hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge shall be void; nor shall benefits be subject to the claims of creditors or others, nor to legal process.

         Section 13. Amendment and Termination. The Corporation reserves the right, through action of its Board of Directors, from time to time to amend, supplement, or terminate this Plan in any manner it chooses, except that no amendment, supplement, or termination without the consent of a Participant shall affect the payment to him of any amount credited to his Deferred Compensation Account (or elected by him to be so credited) prior to the time he is given written notice by the Plan Administrator of the adoption of such



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amendment, supplement, or termination; and in the event the Plan is terminated, amounts credited to Deferred Compensation Accounts under the Plan will be distributed as provided in Section 11 until the last Participant has received distribution in full.

         IN WITNESS WHEREOF, FIRSTAR CORPORATION has caused this instrument to be executed this 1st day of December 1999.

ATTEST:                                     FIRSTAR CORPORATION

                                            By  /s/ Stephen E. Smith
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